Exhibit 99.1

ARGAN, INC. DECLARES REGULAR QUARTERLY

CASH DIVIDEND OF $0.50 PER COMMON SHARE

December 11, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors declared a regular quarterly cash dividend in the amount of $0.50 per share of common stock. The dividend will be payable on January 30, 2026, to stockholders of record at the close of business on January 22, 2026.

David Watson, President and Chief Executive Officer of Argan commented, “Returning value to shareholders through our quarterly dividend remains a key tenet of Argan’s capital allocation strategy.  In September 2025, our Board of Directors increased the quarterly dividend by 33% to $0.50, or $2.00 on an annual basis, our third increase in the past three years. As the industry advances critical energy infrastructure, the demand environment for our capabilities remains robust, and this dividend increase reflects our success in delivering solid project execution and confidence in our project pipeline.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact: David Watson 301.315.0027

Investor Relations Contacts:
John Nesbett/Jennifer Belodeau

IMS Investor Relations
203.972.9200
argan@imsinvestorrelations.com